News Release Questar Corporation 333 South State Street P.O. Box 45433 Salt Lake City, UT 84145-0433
Exhibit 99.1

Oct. 31, 2014
(N)
NYSE:STR
14-22

Contact:    Tony Ivins
Business:    (801) 324-5218

Questar Corp. Executive Vice President James R. Livsey to retire

SALT LAKE CITY - Questar Corp. (NYSE: STR) announced today that James R. Livsey, executive vice president and chief operating officer of Questar subsidiary Wexpro Company, has elected to retire on or before June 1, 2015, after 30 years with the company.
Livsey began his career in Questar’s internal audit department after five years with Marathon Oil and a public accounting firm. He has led Questar’s natural gas exploration and production affiliate since 1997, a period of record natural gas production for the company that produces natural gas reserves dedicated to the corporation’s utility, Questar Gas.
"Jim’s been a key member of our management team,” said Ron Jibson, Questar chairman, president and CEO. “Under his leadership, Wexpro’s investment base has grown nine-fold, and its net income has grown six-fold. His knowledge and experience have been instrumental to Questar’s success and will continue to be invaluable through a transition to new leadership.”

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About Questar Corporation: Questar is a Rockies-based integrated natural gas company with an enterprise value of about $5.5 billion, operating through three principal subsidiaries:
Wexpro develops and produces natural gas on behalf of Questar Gas;
Questar Pipeline operates interstate natural gas pipelines and storage facilities in the western U.S.; and
Questar Gas provides retail natural gas distribution in Utah, Wyoming and Idaho.

For more information, visit Questar’s website at: www.questar.com.